                          WINTON FINANCIAL CORPORATION
                                5511 CHEVIOT ROAD
                             CINCINNATI, OHIO 45247
                                 (513) 385-3880

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Winton Financial Corporation ("WFC") will be held at Shuller's Wigwam Restaurant, 6210 Hamilton Ave., Cincinnati, Ohio 45224, on January 30, 1998, at 10:00 a.m., Eastern Standard Time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

         1.       To reelect three directors of WFC for terms expiring in 2001;

         2. To ratify the selection of Grant Thornton LLP as the auditors of WFC for the current fiscal year; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above or any date or dates to which the Annual Meeting may be adjourned. Only shareholders of WFC of record at the close of business on December 12, 1997, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof.

Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                             By Order of the Board of Directors



Cincinnati, Ohio
January 5, 1998                              James W. Brigger, Secretary

                          WINTON FINANCIAL CORPORATION
                                5511 CHEVIOT ROAD
                             CINCINNATI, OHIO 45247
                                 (513) 385-3880


                                 PROXY STATEMENT


                                     PROXIES

         The enclosed Proxy is being solicited by the Board of Directors of Winton Financial Corporation, an Ohio corporation ("WFC"), for use at the 1998 Annual Meeting of Shareholders of WFC to be held at Shuller's Wigwam Restaurant, 6210 Hamilton Ave., Cincinnati, Ohio 45224, on January 30, 1998, at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof (the "Annual Meeting"). Without affecting any vote previously taken, the Proxy may be revoked by a shareholder before exercise by executing a later-dated Proxy or by giving notice of revocation to WFC in writing or in open meeting. Attendance at the Annual Meeting will not, of itself, revoke a Proxy.

         Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

         FOR the reelection of Messrs. Robert J. Bollin, Henry L. Schulhoff and Thomas H. Humes as directors of WFC for terms expiring in 2001; and

         FOR the ratification of the selection of Grant Thornton LLP as the auditors of WFC for the current fiscal year.

         Proxies may be solicited by the directors, officers and other employees of WFC in person or by telephone, telegraph or mail. WFC may reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners. The cost of soliciting proxies will be borne by WFC.

         Only shareholders of record as of the close of business on December 12, 1997 (the "Voting Record Date"), are eligible to vote at the Annual Meeting and will be entitled to cast one vote for each share of WFC (the "Common Shares") owned. WFC's records disclose that, as of the Voting Record Date, there were 2,006,152 votes entitled to be cast at the Annual Meeting.

         This Proxy Statement is first being mailed to shareholders of WFC on or about January 5, 1998.

                                  VOTE REQUIRED

ELECTION OF DIRECTORS

         Under Ohio law and the Code of Regulations of WFC (the "Regulations"), the nominees receiving the greatest number of votes will be elected as directors. Common Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the individual nominees specified in the enclosed Proxy. If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified thereon, the Common Shares held by such shareholder will be voted FOR the reelection of the nominees.

RATIFICATION OF SELECTION OF AUDITORS

         The affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Grant Thornton LLP ("Grant Thornton") as the auditors of WFC for the current fiscal year. The effect of an abstention is the same as a vote against ratification. If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified thereon, the Common Shares held by such shareholder will be voted FOR the ratification of the selection of Grant Thornton as auditors.

              VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only persons known to WFC to own beneficially more than five percent of the Common Shares as of December 1, 1997:

                                                      Amount and Nature              Percentage of Common
Name and Address                                 of Beneficial Ownership(1)          Shares Outstanding(2)
----------------                                 --------------------------          ---------------------

Star Bank, N.A., as Trustee                              154,481 (3)                        7.70%
P.O. Box 1118
Cincinnati, Ohio  45201

Daniel P. Randolph                                       131,354 (4)                        6.55%
Suite 700
105 East Fourth Street
Cincinnati, Ohio 45202

Henry L. Schulhoff                                       143,900 (5)                        7.08%
7 West Seventh Street
Cincinnati, Ohio  45202
-----------------------------

(1) A person is the beneficial owner of Common Shares if such person, directly or indirectly, has sole or shared voting or investment power over such shares directly or indirectly or has the right to acquire such voting or investment power within 60 days. All Common Shares are owned directly with sole voting or investment power, unless otherwise indicated by footnote. All stock options granted under the Winton Financial Corporation Stock Option and Incentive Plan, as amended (the "Option Plan"), are currently exercisable.

(2) For each person, assumes a total of 2,006,152 Common Shares outstanding, plus the number of Common Shares such person may acquire pursuant to the Option Plan within 60 days, if any.

(Footnotes continue on next page.)

(3) All Common Shares are held of record for the benefit of Star Bank, N.A., as trustee under The Winton Financial Corporation Employee Stock Ownership Plan (the "ESOP").

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission by Daniel P. Randolph. Includes 28,822 Common Shares held by Daniel P. Randolph in an individual retirement account; 88,082 Common Shares owned as trustee under a trust for the benefit of R. Irene Randolph; 6,400 Common Shares owned as trustee under a trust for the benefit of Ronald I. Oldiges; 1,300 Common Shares owned as trustee under a trust for the benefit of Ruth Randolph; 5,750 Common Shares owned as trustee under a trust for the benefit of Charles Randolph; and 1,000 Common Shares owned by Ritter & Randolph, an Ohio partnership of which Mr. Randolph is a partner.

(5) Includes 25,000 Common Shares that may be acquired upon the exercise of options; 8,800 Common Shares owned by Mr. Schulhoff's spouse as to which Mr. Schulhoff disclaims beneficial ownership; and 7,100 Common Shares owned by Schulhoff & Company, Inc., a corporation of which Mr. Schulhoff is a major shareholder.

         The following table sets forth certain information with respect to the number of Common Shares beneficially owned by each director of WFC and by all directors and executive officers of WFC as a group as of December 1, 1997:

                                                   Amount and Nature of                 Percent of Common
Name and Address (1)                             Beneficial Ownership (2)             Shares Outstanding (3)
-----------------                                ---------------------                -------------------

Robert J. Bollin                                         46,320 (4)                            2.29%
Robert L. Bollin                                         95,893 (5)                            4.69
Robert E. Hoeweler                                       90,600 (6)                            4.46
Thomas H. Humes                                           6,000 (7)                            0.30
Timothy M. Mooney                                         5,000 (8)                            0.25
William J. Parchman                                      90,880 (9)                            4.49
Henry L. Schulhoff                                      143,900 (10)                           7.08
J. Clay Stinnett                                          5,500 (11)                           0.27
All directors and executive officers
  of WFC as a group (12 persons)                        640,661 (12)                          28.95%


-------------------

(1) Each of the persons listed in this table may be contacted at the address of WFC, 5511 Cheviot Road, Cincinnati, Ohio 45247.

(2) A person is the beneficial owner of Common Shares if such person, directly or indirectly, has sole or shared voting or investment power over such shares directly or indirectly or has the right to acquire such voting or investment power within 60 days. All Common Shares are owned directly with sole voting or investment power, unless otherwise indicated by footnote. All stock options granted under the Option Plan are currently exercisable.

(3) For each person, assumes a total of 2,006,152 Common Shares outstanding, plus the number of Common Shares such person may acquire pursuant to the Option Plan within 60 days, if any.

(4) Includes 20,000 Common Shares that may be acquired upon the exercise of options and 26,320 Common Shares held in the individual retirement account of Robert J. Bollin, the trustee of which is A. G. Edwards, Inc.

 (5) Includes 40,000 Common Shares that may be acquired upon the exercise of options; 18,494 Common Shares held for the benefit of Robert L. Bollin in The Winton Savings and Loan Co. Cash and Deferred Plan (the "Deferred Plan"), the trustees of which are James W. Brigger, Robert L. Bollin and Mary Ellen Lovett, executive officers of WFC; 16,579 Common Shares held for the benefit of Robert L. Bollin in the ESOP, the trustee of which is Star Bank, N.A.; 680 Common Shares held by the individual retirement account of Robert L. Bollin, the trustee of which is Merrill Lynch; 18,040 Common Shares held jointly with Mr. Bollin's spouse; 800 and 1,200 Common Shares held by Merrill Lynch for the benefit of Robert L. Bollin and Elaine Bollin, respectively; and 100 Common Shares held by Elaine Bollin as custodian for Anthony Bollin.

(Footnotes continue on next page.)

(6) Includes 25,000 Common Shares that may be acquired upon the exercise of options; 25,800 Common Shares held jointly with Mr. Hoeweler's spouse; 19,900 Common Shares owned as trustee under a trust for the benefit of Brian Hoeweler; and 19,900 Common Shares owned as trustee under a trust for the benefit of Jennifer Hoeweler.

(7) Includes 5,000 Common Shares that may be acquired upon the exercise of an option and 1,000 Common Shares held by Prudential Securities, for the benefit of Thomas H. and Marcia Humes.

(8) Includes 5,000 Common Shares that may be acquired upon the exercise of an option.

(9) Includes 20,000 Common Shares that may be acquired upon the exercise of options; 57,240 Common Shares held in the individual retirement account of William J. Parchman, the trustee of which is Alex Brown & Sons, Inc.; and 7,000 Common Shares owned by Mr. Parchman's spouse.

(10) Includes 25,000 Common Shares that may be acquired upon the exercise of options; 8,800 Common Shares owned by Mr. Schulhoff's spouse, as to which Mr. Schulhoff disclaims beneficial ownership; and 7,100 Common Shares owned by Schulhoff & Company, Inc., a corporation of which Mr. Schulhoff is a major shareholder.

(11) Includes 5,000 Common Shares that may be acquired upon the exercise of an option and 500 Common Shares held by Merrill Lynch, for the benefit of J. Clay Stinnett.

(12) Includes 207,000 Common Shares that may be acquired upon the exercise of options.


                               BOARD OF DIRECTORS

ELECTION OF DIRECTORS

         The Regulations provides for a Board of Directors consisting of nine persons, divided into three classes of three directors each. Each class serves for a three-year period. The directors of WFC were first elected in November 1989 when WFC was incorporated. Each of the directors of WFC is also a director of The Winton Savings and Loan Co., the wholly owned subsidiary of WFC ("Winton").

         The entire Board of Directors of WFC acts a Nominating Committee for selecting nominees for election as directors. In accordance with Section 2.03 of the Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of WFC by the later of the February 1st immediately preceding the annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of Common Shares owned either beneficially or of record by each such nominee and the length of time such Common Shares have been so owned.

         The Board of Directors proposes the reelection of the following directors to terms which will expire in 2001:

 Name                                       Age (1)             Position(s) Held              Director Since
 ----                                        ----                ----------------              --------------

        Robert J. Bollin (2)                   75                    Director                        1989
        Thomas H. Humes                        48                    Director                        1996
        Henry L. Schulhoff                     53                    Director                        1989
-----------------------------

(1)      As of December 12, 1997.

(2) Robert J. Bollin, a director of WFC, is the father of Robert L. Bollin, a director and the President of WFC, and Gregory J. Bollin, a Vice President of WFC.

         If any nominee is unable to stand for election, the Proxies will be voted for such substitute as the Board of Directors recommends. At this time, the Board of Directors knows of no reason why any nominee would be unable to serve if elected. No shareholder may cumulate votes in the election of directors. There is presently one vacancy on the Board of Directors in the class of directors which will stand for election in January 2000. The vacancy arose as a result of the decision of Donald G. Avery not to stand for reelection in 1997.

         The following directors will continue to serve after the Annual Meeting for the terms indicated:

                                                       Position(s)            Director            Term
Name                                  Age(1)                Held               Since             Expires
----                                  ------                ----               -----             -------

Robert L. Bollin (2)                    45               Director and           1989              2000
                                                            President
Robert E. Hoeweler                      50               Director               1989              1999
Timothy M. Mooney                       50               Director               1996              1999
William J. Parchman                     78               Director and           1989              2000
                                                           Chairman of
                                                           the Board
J. Clay Stinnett                        46               Director               1996              1999
-----------------------------

(1)      As of December 12, 1997.

(2) Robert L. Bollin, a director and the President of WFC, is the son of Robert J. Bollin, a director of WFC, and a brother of Gregory J. Bollin, a Vice President of WFC.


         ROBERT J. BOLLIN began his banking career in 1947 as an office manager for Cincinnati Federal Savings Association in Price Hill. He then moved to the O'Bryonville Savings and Loan Association, where he served as Assistant Secretary and Chief Executive Officer. In 1955, Mr. Bollin joined Winton as Secretary and Chief Executive Officer. He has since retired from his positions as Secretary and Chief Executive Officer, but still participates in Winton's business as a Vice President and an appraiser of construction loans. Mr. Bollin has been active in the McAuley High School Development Board and the LaSalle High School Advisory Board.

         THOMAS H. HUMES has served as President of Great Traditions Land and Development Co., a real estate and land development company in Cincinnati, for the past six years.

         HENRY L. SCHULHOFF became a director of Winton in February 1988. Since 1976, Mr. Schulhoff has been the President of Schulhoff and Company, Inc., a local investment counseling firm.

         ROBERT L. BOLLIN has been the President and a director of Winton since 1988 and the President and a director of WFC since incorporation in November 1989. Mr. Bollin joined Winton in 1969, initially working part time while completing a degree in Business Management at Miami University. In 1979, he was promoted to Secretary and Assistant Managing Officer of Winton, responsible for managing Winton's accounting operations, developing and implementing Winton's investment policy in consultation with the Board of Directors and managing the day-to-day operations of Winton.

         ROBERT E. HOEWELER was elected to the Board of Directors of Winton in 1988. Mr. Hoeweler is a certified public accountant. Since 1972, Mr. Hoeweler has been active in the management of a group of family-owned companies which includes Aluminum Extruded Shapes, Inc.

         TIMOTHY M. MOONEY has served as Vice President and Chief Financial Officer of Kendle Research Associates, Inc., a clinical research organization in Cincinnati since 1996. From 1994 to 1995, he served as Vice President, Chief Financial Officer and Treasurer of The Future Now, Inc., a computer reseller located in Cincinnati. He served as Senior Vice President and Chief Financial Officer of Hook-SuperX, Inc., a retail drug store chain from 1988 to 1994.

         WILLIAM J. PARCHMAN has served as a Director of Winton for 43 years. A graduate of the University of Cincinnati, he received his law degree and was admitted to the practice of law in Ohio in 1949. Mr. Parchman was the founder of Parchman & Oyler Company Realtors which, at its peak, was Cincinnati's largest residential real estate company. Mr. Parchman served as National Alumni President of the University of Cincinnati and more recently as Chairman of the Board of the University of Cincinnati Foundation. He was also a director of the Cincinnati Metropolitan Housing Authority for 18 years, past president of the Cincinnati Board of Realtors and President of Clovernook Country Club. Mr. Parchman was the first recipient of the Carl H. Lindner Medal for Outstanding Business Achievement presented by the College of Business Administration Alumni Association, University of Cincinnati.

         J. CLAY STINNETT has served since 1993 as President and a director of J.R. Concepts, Inc., a direct mail advertising company in Cincinnati. Prior to 1993, Mr. Stinnett spent almost 20 years in the banking business, including serving as President and Chief Operating Officer of PNC Bank, N.A. (formerly The Central Trust Co., N.A.) until 1992.

MEETINGS OF DIRECTORS

         The Board of Directors of WFC met 12 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1997. Each director attended at least 75% of the aggregate of such meetings.

         The Board of Directors of Winton met 12 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1997. Each director attended at least 75% of the aggregate of such meetings.

COMMITTEES OF DIRECTORS

         The Board of Directors of WFC has no standing committees. Nominations for election of directors are determined by the entire Board of Directors. See "Election of Directors."

         The Board of Directors of Winton has an Audit Committee, an Executive Committee, a Nominating Committee, a Loan Committee, a CRA Committee, a Compensation Committee, an ESOP Committee and a Stock Option Committee. Each director serving on each of these committees attended at least 75% of the aggregate of all meetings of each committee on which he served as a regular member.

         The members of Winton's Audit Committee are Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett. The function of the Audit Committee is to communicate with Winton's outside auditors and to recommend to the Board of Directors a firm of accountants to serve as independent auditors for WFC. The Audit Committee met once for the fiscal year ended September 30, 1997.

         The members of the Executive Committee are Robert L. Bollin, Robert E. Hoeweler, William J. Parchman and Henry L. Schulhoff. The function of the Executive Committee is to examine, together with management, levels and methods of investment, to review and evaluate alternative and additional investment programs and to consider and establish interest rates on the various forms of savings deposits and mortgage loans. The Executive Committee met 40 times during the fiscal year ended September 30, 1997.

         The members of the Nominating Committee are William J. Parchman, Henry
L. Schulhoff, Robert J. Bollin and Robert E. Hoeweler. The Nominating Committee proposes directors of WFC and Winton for election and considers shareholder recommendations in selecting nominees. The Nominating Committee met twice during the fiscal year ended September 30, 1997.

         Winton's Loan Committee is comprised of Robert J. Bollin, William J. Parchman and Henry L. Schulhoff. Robert L. Bollin serves as alternate. The function of the Loan Committee is to approve loan applications and exercise the authority of the Board of Directors when the Board is not in session, subject to certain limitations. The Loan Committee met 45 times during the fiscal year ended September 30, 1997.

         Winton's Compensation Committee consists of Robert L. Bollin, Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett. The function of the Compensation Committee is to confer with management and make recommendations to the Board of Directors regarding the compensation of Winton's executive officers and employees. The Compensation Committee met once during the fiscal year ended September 30, 1997.

         The ESOP is administered by a committee of at least three directors designated by the Board of Directors. The ESOP committee presently consists of Robert J. Bollin, Robert E. Hoeweler and William J. Parchman. The ESOP Committee met once during the fiscal year ended September 30, 1997.

         The Stock Option Committee is responsible for administering the Option Plan, including interpreting the Option Plan and awarding options pursuant to its terms. The Stock Option Committee did not meet during the fiscal year ended

September 30, 1997. The current members of the Stock Option Committee are Robert
L. Bollin, Robert E. Hoeweler, William J. Parchman and Henry L. Schulhoff.

         William J. Parchman also serves on the CRA Committee which is a management committee of Winton comprised of Mr. Parchman and James W. Brigger, Chief Operating Officer of Winton. The function of the CRA Committee is to confer with management and make recommendations to the Board concerning community investment.
The CRA Committee met once during the fiscal year ended September 30, 1997.


                               EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the current executive officers of WFC:

Name                                         Age(1)               Position(s) Held
----                                         ------               ----------------

Robert L. Bollin                               45                 President and Director
Gregory J. Bollin                              43                 Vice President
Jill M. Burke                                  35                 Treasurer and Chief
                                                                      Financial Officer
James W. Brigger                               49                 Secretary
Mary Ellen Lovett                              59                 Vice President
-----------------------------

(1)      As of November 30, 1997.


         GREGORY J. BOLLIN is a Vice President of WFC, a position he has held since January 1994. Mr. Bollin also serves as Executive Vice President of Winton, a position he has held since January 1993. Mr. Bollin served as Vice President of Winton from 1988 until January 1993.

         JILL M. BURKE is the Treasurer and Chief Financial Officer of WFC, a position she has held since 1989. Ms. Burke also serves as Treasurer and Controller of Winton, a position she has held since 1989.

         JAMES W. BRIGGER is the Secretary of WFC, a position he has held since 1989. Mr. Brigger also serves as Vice President of Winton.

         MARY ELLEN LOVETT is a Vice President of WFC, a position she has held since January 1994. Ms. Lovett also serves as Senior Vice President of Winton, a position she has held since January 1993. Ms. Lovett served as Vice President of Winton from 1988 to May 1993.

         For biographical information regarding Mr. Robert L. Bollin, see "BOARD OF DIRECTORS - Election of Directors."

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         WFC does not pay any compensation to its executive officers. Executive officers of Winton are compensated by Winton for services rendered to Winton. Except for the President and Executive Vice President of Winton, no director or executive officer of WFC received more than $100,000 in salary and bonus payments from Winton during the year ended September 30, 1997. The following table sets forth certain information with respect to compensation paid to the President and Executive Vice President of Winton:

                           Summary Compensation Table

--------------------------------------------------------------------------------------------------------------------
                                                                        Long Term
                                            Annual Compensation        Compensation
                                                                           Awards
                                       ---------------------------------------------------       All Other
                                                                        Options/SARs            Compensation
Name and Principal Position     Year     Salary($)      Bonus($)           (#)(1)                ($)(2)(3)

--------------------------------------------------------------------------------------------------------------------

Robert L. Bollin, President     1997      $158,599      $16,000               -                    $8,352
                                1996      $153,649      $16,000            20,000                  $6,929
                                1995      $142,467      $15,000               -                    $8,443

Gregory J. Bollin, Executive    1997      $115,569      $13,000               -                    $6,293
Vice President                  1996      $109,838      $13,000            12,000                  $4,791
                                1995     $  99,838      $12,000               -                    $6,683
-----------------------------

(1) These figures represent the number of Common Shares underlying options granted to the named individuals during the year indicated. Mr. Robert
         L. Bollin's and Mr. Gregory J. Bollin's outstanding options increased in proportion to the two 2-for-1 stock splits effective in February 1994 and February 1993, but such increases are not considered a grant of options by WFC. WFC has no restricted stock awards or SARs ("stock appreciation rights") and has no plans to grant such awards or rights.

(2) Consists of cash or stock contributions to the ESOP or the reallocation of forfeited shares in the ESOP of $6,202, $4,862 and $7,463, allocated to Mr. Robert L. Bollin's account and $2,150, $2,067 and $1,912 in matching contributions to the Deferred Plan for Mr. Robert L. Bollin's account for the years ended September 30, 1997, 1996 and 1995, respectively.

(3) Consists of cash or stock contributions to the ESOP or the reallocation of forfeited shares in the ESOP of $5,316, $3,982 and $5,768, allocated to Mr. Gregory J. Bollin's account and $977, $807 and $915 in matching contributions to the Deferred Plan for Mr. Gregory J. Bollin's account for the years ended September 30, 1997, 1996 and 1995, respectively.

OPTION PLAN

         The following table sets forth information regarding the number and value of unexercised options held by the persons listed in the Summary Compensation Table.

                                        Aggregate Option/SAR Exercises in Last Fiscal Year  and 9/30/97 Option/SAR Values
                                        --------------------------------------------------  -----------------------------

                                                                                                   Value of Unexercised
                                                                          Number of Securities         In-the-Money
                                                                         Underlying Unexercised        Options/SARs
                                                                       Options/SARs at 9/30/97(#)        at 9/30/97($)(1)
                                                                       --------------------------        ----------------
                                 Shares Acquired          Value               Exercisable/
Name                              on Exercise(#)      Realized ($)           Unexercisable             Exercisable/
----                           -- ---------------     ------------           -------------
                                                                                                       Unexercisable

Robert L. Bollin                         -                   -                   40,000 / -               $225,000 / -
Gregory J. Bollin                        -                   -                   24,000 / -               $135,000 / -

------------------------

(1) An option is "in-the-money" if the fair value of the underlying stock exceeds the market price of the option. The figure represents the value of such unexercised options, determined by multiplying the number of unexercised options by the difference between the exercise price of such options and the $17.375 closing bid price for the Common Shares reported by the American Stock Exchange, Inc. on September 30, 1997, the last trading day of the quarter.


DIRECTOR COMPENSATION

         WFC does not pay directors fees. Each director of Winton receives $12,000 annually for monthly meetings and $100 for each meeting attended of a committee of the Board of Directors of Winton, except for meetings of the Executive Committee for which members receive $200 per meeting.

CERTAIN TRANSACTIONS WITH WINTON

         Some of the directors and officers of WFC and Winton were customers of and had transactions with Winton in the ordinary course of Winton's business during the two years ended September 30, 1997. All loans and commitments to loan included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of WFC, do not involve more than a normal risk of collectibility or present other unfavorable features. Winton had no loans outstanding to directors and executive officers at December 15, 1997.

EMPLOYMENT CONTRACTS

         WFC and Winton have entered into employment agreements with Robert L. Bollin, President of WFC and Winton, and Gregory J. Bollin, Vice President of WFC and Executive Vice President of Winton which expire May 1, 2000. The employment agreements have a term of three years and provide for an annual salary of not less than $174,000 for Robert L. Bollin and $128,000 for Gregory
J. Bollin and an annual salary and performance review by the Board of Directors.

         The employment agreements require the inclusion of Robert L. and Gregory J. Bollin in any formally established employee benefit, bonus, pension and profit sharing plans for which senior management personnel are eligible and also provide for vacation and sick leave.

         The employment agreements are terminable by WFC and Winton at any time. If the employment of either Robert L. Bollin or Gregory J. Bollin is terminated at any time during such three-year term for any reason other than "just cause" (as defined in the agreements), he will be entitled to receive his annual compensation for the remainder of the three-year term of the agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment



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


until the earliest to occur of the expiration of the term of the employment agreement or the date on which the employee becomes employed full-time by another employer.

         If such employment is terminated, or if the position or responsibilities of the employee is changed, in connection with or within one year of a change-in-control of WFC or Winton, he will be entitled to receive an amount equal to his then current annual compensation, multiplied by three, subject to reduction to the extent necessary to comply with certain provisions of the Internal Revenue Code of 1986, as amended. Assuming employment termination in connection with such a change of control, the maximum payment to Robert L. Bollin would be $522,000 and to Gregory J. Bollin would be $384,000, or three times the greater of the minimum salary levels in the agreements or the salary levels for fiscal 1997 reflected in the Summary Compensation Table above.


                              SELECTION OF AUDITORS

         The Board of Directors has selected Grant Thornton LLP ("Grant Thornton") as the auditors of WFC and its subsidiaries for the current fiscal year and recommends that the shareholders ratify the selection. Grant Thornton has audited the books of Winton since 1985. Management expects that a representative of Grant Thornton will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS AUDITORS FOR THE CURRENT FISCAL YEAR.


                 PROPOSALS OF SECURITY HOLDERS AND OTHER MATTERS

         Any proposals of security holders intended to be included in WFC's proxy statement for the 1997 annual meeting of shareholders should be sent to WFC by certified mail and must be received by WFC not later than September 7, 1997.

         Management knows of no other business which may be brought before the Annual Meeting, including matters incident to the conduct of the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

                                          By Order of the Board of Directors


Cincinnati, Ohio
January 5, 1998                           James W. Brigger, Secretary



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